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                                                               EXHIBIT 5

                         ICF KAISER INTERNATIONAL, INC.
                                9300 Lee Highway
                            Fairfax, Virginia  22031
                                 (703) 934-3600



                                January 10, 1997


ICF Kaiser International, Inc.
Cygna Consulting Engineers and Project Management, Inc.
ICF Kaiser Government Programs, Inc.
PCI Operating Company, Inc.
Systems Applications International, Inc.
9300 Lee Highway
Fairfax, Virginia  22031

          Re:  ICF Kaiser International, Inc.
               12% Senior Notes due 2003, Series B
               Registration Statement on Form S-1
               -------------------------------------

Ladies and Gentlemen:

     I have acted as counsel to ICF Kaiser International, Inc., a Delaware corporation (the "Company"), and each of Cygna Consulting Engineers and Project Management, Inc., a California corporation, ICF Kaiser Government Programs, Inc., a Delaware corporation, PCI Operating Company, Inc., a Delaware corporation, and Systems Applications International, Inc., a Delaware corporation (each a "Subsidiary Guarantor" and collectively the "Subsidiary Guarantors"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of, and the offer to exchange (the "Exchange Offer"), the Company's 12% Senior Notes due 2003, Series B (the "Exchange Notes"), for its outstanding 12% Senior Notes due 2003, Series A (the "Old Notes"), and the guarantee of the Exchange Notes by each of the Subsidiary Guarantors (collectively the "Guarantees"). This opinion is delivered to you in connection with the Registration Statement on Form S-1 for the aforementioned Exchange Notes, Exchange Offer and the Guarantees (the "Registration Statement"). Capitalized terms used herein without definition shall have the meanings given to them in the Registration Statement.

     In arriving at the opinions expressed below, I have examined and relied on the originals, or copies certified or otherwise identified to my satisfaction, or each of (a) the Exchange Notes, (b) the Indenture and (c) the Guarantees, each of which has been filed as an exhibit to the Registration Statement.
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ICF Kaiser International, Inc. and Subsidiary Guarantors
January 10, 1997
Page 2

     I have assumed for purposes of my opinions hereinafter set forth that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and (b) the Trustee has full power, authority and legal right to perform its obligations under the Indenture.

     In connection with rendering the opinions expressed below, I have examined and relied upon the originals, or copies authenticated to my satisfaction, of such public and corporate records, certificates of public officials, certificates of officers and representatives of the Company and the Subsidiary Guarantors and other documents and instruments as I have deemed relevant and necessary as the basis of the opinions hereinafter set forth. Insofar as this opinion involves factual matters, I have relied, to the extent I have deemed proper, upon certificates of officers of the Company and the Subsidiary Guarantors and certificates of public officials.

     In my examination of all of the foregoing, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing and subject to the qualifications, exceptions and limitations set forth herein, I am of the opinion that when the Registration Statement shall become effective under the Securities Act, when the Indenture shall become qualified under the Trust Indenture Act of 1939, as amended, and when the Exchange Notes shall have been duly executed and authenticated as specified in the Indenture:

     1. The Indenture has been duly and validly authorized by the Company and constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

     2. The Guarantees have been duly and validly authorized by each of the Subsidiary Guarantors and (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the Indenture) each of the Guarantees constitutes the valid and legally binding agreement of the Subsidiary Guarantor that issued it, enforceable against such Subsidiary Guarantor in accordance with its terms.

     3. The Exchange Notes have been duly and validly authorized by the Company and, when duly executed and delivered by the Company upon delivery to the Company of Old Notes in accordance with the terms of the Exchange Offer (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The enforceability of the Indenture, the Guarantees and the Exchange Notes is subject in each case to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.
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ICF Kaiser International, Inc. and Subsidiary Guarantors
January 10, 1997
Page 3

     This opinion deals only with the specific legal issues it addresses explicitly. In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. I am admitted to practice only in the Commonwealth of Virginia and the District of Columbia and for purposes of rendering this opinion I have assumed that the laws of the State of New York are the same in all material respects as the laws of the Commonwealth of Virginia.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                              Respectfully submitted,

                              /s/ Paul Weeks, II

                              Paul Weeks, II
                              Senior Vice President,
                                General Counsel and Secretary